UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: April 3, 2007)

North American Galvanizing & Coatings, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma	74135
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):    (918) 494-0964

2250 East 73rd Street, Tulsa, Oklahoma    74136-6832
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

On April 3, 2007, North American Galvanizing & Coatings, Inc., (the “Company”), entered into an employment agreement with Ronald J. Evans, President and CEO. This three year employment agreement, effective April 1, 2007, provides the CEO an annual base salary of $325,000 during the term subject to possible increase by the Board.  Under the agreement, the CEO remains eligible to participate in all Company benefit plans.

If the CEO’s employment is terminated for any reason other than a change in control or for cause or because of a permanent disability, then the employment agreement provides that CEO (or his estate) is entitled to a one-time termination payment equal to his then annual base salary.

In the event either the CEO or the Company elects to terminate the agreement upon the occurrence of a change in control, then the CEO will be entitled to receive a one-time payment equal to 2.99 times his annual base salary as of the date of termination.  The CEO would have received a termination payment of $971,750 in the event the employment agreement had been in effect as of December 31, 2006, and a change of control and termination had occurred at that time.

The CEO and the Chairman of the Board in consultation with the Compensation Committee negotiated the terms of the employment agreement, which were recommended by the Compensation Committee and approved by the Board.  The Compensation Committee and the Board believe that the terms of the agreement are reasonable and that the agreement was needed in order to retain the services of the CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      April 3, 2007

North American Galvanizing & Coatings, Inc.

By:	/s/ Beth B. Hood
Beth B. Hood
Vice President and Chief Financial Officer